NEWS

Exhibit 99.1

For Immediate Release

American Axle & Manufacturing names vice chairman

Detroit, Michigan, October 1, 2004 — American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, today announced the appointment of Joel D. Robinson as vice chairman, a non-board position. Mr. Robinson will continue to report to the Co-Founder, Chairman & CEO.

Robinson joined AAM in 1994 and has held a series of positions of increasing responsibility. Prior to his current appointment, Robinson was President & Chief Operating Officer, a position he held since 2001.

“Joel D. Robinson has shared our strategic vision since day one,” says AAM Co-Founder, Chairman & CEO Richard E. Dauch. “His expertise in the areas of manufacturing operations, from product planning to quality, productivity and program launch have helped AAM in reaching its goals. In his new position as vice chairman, Joel will focus on future strategies for profitable growth, as AAM expands its product portfolio, customer base and global footprint.”

The position of President & Chief Operating Officer will not be filled at this time.

AAM is a world leader in the manufacture, engineering, design and validation of driveline systems and related components and modules, chassis systems and metal-formed products for light trucks, sport utility vehicles and passenger cars. In addition to its 14 locations in the United States (in Michigan, New York and Ohio), AAM also has offices and facilities in Brazil, England, Germany, India, Japan, Mexico and Scotland.

Certain statements contained in this press release which are not historical facts contain forward-looking information with respect to the Company’s plans, projections or future performance, the occurrence of which involves risk and uncertainties that could cause the Company’s actual results or plans to differ materially from those expected by the Company which include risk factors described in the Company’s filings with the Securities and Exchange Commission.

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For more information . . .

Carrie L.P. Gray	Christopher M. Son
Director, Corporate Relations	Director, Investor Relations
(313) 758-4880	(313) 758-4814
grayc@aam.com	chris.son@aam.com

Or visit the AAM website at www.aam.com